Exhibit 99

[Alcoa logo]

Investor Contact:	Media Contact:
Kelly Pasterick	Monica Orbe
(212) 836-2674	(212) 836-2632
Kelly.Pasterick@alcoa.com	Monica.Orbe@alcoa.com

Alcoa Reports First Quarter Net Income of $0.13 Per Share;

Income of $0.11 Per Share Excluding Special Items

Engineered Products and Solutions Delivers Record Profitability

All Segments Achieve Solid Financial Performance

Strong Liquidity Maintained

Forecast of 7 Percent Aluminum Demand Growth in 2013 Reaffirmed

1Q 2013 Highlights

•	Net income of $149 million, or $0.13 per share; excluding special items, net income of $121 million, or $0.11 per share

•	Record after-tax operating income in Engineered Products and Solutions

•	Improved performance in Alumina and Primary Metals year-over-year, despite lower metal prices

•	Adjusted EBITDA up 16 percent sequentially and 11 percent year-over-year

•	Record-low first quarter days working capital

•	Strong liquidity with cash on hand of $1.6 billion

•	Debt-to-capital ratio 35 percent; net debt-to-capital ratio 31 percent

•	Global end market growth remains solid; forecast of 7 percent global aluminum demand growth in 2013 reaffirmed

New York, April 8, 2013 – Alcoa (NYSE:AA) today reported net income of $149 million, or $0.13 per share, in first quarter 2013. Net income excluding special items was $121 million, or $0.11 per share.

First quarter 2013 net income compares to $242 million, or $0.21 per share, in fourth quarter 2012 and $94 million, or $0.09 per share, in first quarter 2012. First quarter 2013 net income excluding special items compares to $64 million, or $0.06 per share, in fourth quarter 2012, and $105 million, or $0.10 per share, in first quarter 2012.

Special items in first quarter 2013 included a net discrete income tax benefit, the positive impact of mark-to-market changes on certain energy contracts, and a net insurance recovery related to the March 2012 fire at our Massena, N.Y. location, all of which were slightly offset by the negative impact of restructuring.

Adjusted EBITDA in first quarter 2013 grew to $690 million, an increase of $93 million over fourth quarter 2012 and an increase of $66 million over first quarter 2012.

Alcoa’s improved net income excluding special items over fourth quarter 2012 was driven by continued productivity improvements across all businesses, better mix, and higher volumes in the downstream business. These results were partially offset by higher pension and planned maintenance cost.

First quarter 2013 revenue was $5.8 billion, a decrease of 1 percent from fourth quarter 2012 due to fewer production days in the first quarter, and 3 percent lower than first quarter 2012, largely on lower London Metal Exchange (LME) aluminum prices and the impact of curtailments in Alcoa’s European primary metals production.

“This was a strong quarter led by record profitability in our downstream business, improved results in our midstream business, and remarkable upstream performance in the face of weak metal prices,” said Klaus Kleinfeld, Alcoa Chairman and Chief Executive Officer. “Our mid and downstream businesses now account for 72 percent of our total after-tax operating income while our upstream business continues to move down the cost curve. We achieved these results by focusing on the things we can control and by pressing Alcoa’s innovation edge, scale, and strength in end markets.”

Continued Growth Across End Markets

Alcoa continues to project 7 percent global aluminum demand growth in 2013 and essentially balanced alumina and aluminum markets. However, the Company sees a slightly tighter market as supply contracts. The Company reduced its surplus projection for aluminum from 535,000 metric tons in the fourth quarter to 155,000 metric tons this quarter, driven by curtailments.

Alcoa projects global growth this year across the aerospace (9-10 percent), automotive (1-4 percent), commercial transportation (2-7 percent), packaging (2-3 percent), building and construction (4-5 percent), and industrial gas turbine (3-5 percent) end markets.

Strong Execution

The Company continued to deliver excellent results in its midstream and downstream businesses. Global Rolled Products achieved $385 in adjusted EBITDA per metric ton, a 4 percent increase sequentially. Engineered Products and Solutions delivered record first quarter adjusted EBITDA margin of 20.9 percent, the third consecutive quarter a year-on-year record was established.

The Company is successfully executing against its 2013 financial and operational targets. Alcoa achieved $247 million in year-over-year productivity gains, driven by process improvements and procurement savings across all businesses.

Capital spending was $235 million in the quarter, compared to $398 million in fourth quarter 2012. Free cash flow for the quarter was negative $305 million, with cash used for operations of $70 million, driven by the normal build in working capital, semi-annual interest payments, and pension contributions. Expenditures on the Saudi Arabia joint venture project were on track at $67 million.

Alcoa maintained its solid liquidity position, ending the quarter with cash on hand of $1.6 billion. The Company achieved a first quarter record low of 28 days working capital – 4 days lower than the previous first quarter record set in 2012, and 15 days lower than the fourth quarter of 2008. This is the 14th successive quarter the Company has demonstrated year-on-year improvement. Alcoa’s debt-to-capital ratio stood at 34.7 percent, 10 basis points lower than the sequential quarter, while net debt-to-capital stood at 30.5 percent.

Solid Segment Performance

Engineered Products and Solutions

After-tax operating income (ATOI) in the first quarter was $173 million, up from $140 million (revised from $137 million*) in fourth quarter 2012, a 24 percent improvement, and up from $157 million (revised from $155 million*) in the first quarter of 2012. Sequentially, favorable productivity and higher volumes in the aerospace businesses drove the improvement. The Company continues to benefit from share gain increases in all markets led by innovation. This segment reported a record quarterly adjusted EBITDA margin of 20.9 percent, compared to 18.0 percent and 19.4 percent, respectively, for fourth quarter 2012 and same quarter last year.

Global Rolled Products

ATOI in the first quarter was $81 million, up from $77 million (revised from $69 million*) in fourth quarter 2012, a 5 percent improvement, but down from $102 million (revised from $96 million*) in first quarter 2012. Sequentially, favorable productivity and strong demand from the aerospace and automotive markets were mostly offset by weaker pricing and product mix as well as higher costs. The segment had a 4 percent increase in adjusted EBITDA per metric ton over fourth quarter 2012. Days working capital improved by 6.7 days compared with first quarter 2012.

Alumina

ATOI in the first quarter was $58 million, up from $41 million in fourth quarter 2012, a 41 percent improvement, and up from $35 million year-on-year, a 66 percent improvement. Sequentially, the increase was driven by positive alumina pricing along with continued productivity improvements, partially offset by lower production due to fewer days in the quarter, costs to relocate the Myara mine crusher in Australia, and increases in various input costs. Adjusted EBITDA per metric ton reached $44, the highest since fourth quarter 2011 reflecting the impact of improving operations, cost focus, and Alumina Price Index-pricing. Days working capital improved by 8.8 days compared with first quarter 2012.

Primary Metals

ATOI in the first quarter was $39 million, down from $316 million in fourth quarter 2012, which included a $275 million gain on the Tapoco Hydroelectric Project asset sale, and up from $10 million in first quarter 2012. Third-party realized price in the first quarter was $2,398 per metric ton, up 3 percent sequentially, but down 1 percent year-on-year. Sequentially, results were driven by regional premium and value-added product mix improvements, continued productivity gains, and changes to our portfolio of operating plants, partially offset by planned power plant maintenance outages and other cost pressures. Adjusted EBITDA per metric ton reached $205, $57 per metric ton higher than the average for 2012 despite lower LME prices.

Alba Update

Alcoa continues to actively negotiate with the Department of Justice (DOJ) and the Securities and Exchange Commission (SEC) to reach a resolution of their investigations of the Alba matter; however, we have not reached any agreement with either agency. Given the uncertainty regarding whether a settlement can be reached and, if reached, on what terms, we are not able to estimate a range of reasonably possible loss with regard to any such settlement. If a settlement of the government investigations is reached, we believe that the settlement amount would be material to Alcoa’s results of operations for the relevant fiscal period. If a settlement cannot be reached, Alcoa will proceed to trial with the DOJ and the SEC and under those circumstances is unable to predict an outcome or to estimate its reasonably possible loss. There can be no assurance that the final outcome of the government’s investigations will not have a material adverse effect on Alcoa.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on April 8, 2013 to present quarterly results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer of primary and fabricated aluminum, as well as the world’s largest miner of bauxite and refiner of alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics, and industrial markets over the past 125 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for 11 consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 61,000 people in 30 countries across the world. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow Alcoa on Facebook at www.facebook.com/Alcoa.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as

“anticipates,” “estimates,” “expects,” “forecasts,” “intends,” “outlook,” “plans,” “projects,” “should,” “targets,” “will,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning global demand growth for aluminum, end market conditions, supply/demand balances, and growth opportunities for aluminum in automotive, aerospace, and other applications, trend projections, targeted financial results or operating performance, and statements about Alcoa’s strategies, outlook, and business and financial prospects. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors and are not guarantees of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina, and other products, and fluctuations in indexed-based and spot prices for alumina; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the markets served by Alcoa, including aerospace, automotive, commercial transportation, building and construction, distribution, packaging, defense, and industrial gas turbine; (d) the impact of changes in foreign currency exchange rates on costs and results, particularly the Australian dollar, Brazilian real, Canadian dollar, euro, and Norwegian kroner; (e) increases in energy costs, including electricity, natural gas, and fuel oil, or the unavailability or interruption of energy supplies; (f) increases in the costs of other raw materials, including calcined petroleum coke, caustic soda, and liquid pitch; (g) Alcoa’s inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations (including moving its alumina refining and aluminum smelting businesses down on the industry cost curves and increasing revenues in its Global Rolled Products and Engineered Products and Solutions segments) anticipated from its restructuring programs, productivity improvement, cash sustainability, and other initiatives; (h) Alcoa’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from sales of non-core assets, or from newly constructed, expanded, or acquired facilities, such as the upstream operations in Brazil and investments in hydropower projects in Brazil, or from international joint ventures, including the joint venture in Saudi Arabia; (i) political, economic, and regulatory risks in the countries in which Alcoa operates or sells products, including unfavorable changes in laws and governmental policies, civil unrest, or other events beyond Alcoa’s control; (j) the outcome of contingencies, including legal proceedings, government investigations, and environmental remediation; (k) the business or financial condition of key customers, suppliers, and business partners; (l) adverse changes in tax rates or benefits; (m) adverse changes in discount rates or investment returns on pension assets; (n) the impact of cyber attacks and potential information technology or data security breaches; and (o) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2012, and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa’s consolidated financial information but is not presented in Alcoa’s financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release and on our website at www.alcoa.com under the “Invest” section.

* On January 1, 2013, the Company revised the inventory-costing method used by certain locations within the Global Rolled Products and Engineered Products and Solutions segments in order to improve internal consistency and enhance industry comparability. This revision does not impact the consolidated results of Alcoa. Segment information for all prior periods presented was revised to reflect this change.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	March 31, 2012	December 31, 2012	March 31, 2013
Sales	$6,006	$5,898	$5,833

Cost of goods sold (exclusive of expenses below)	5,098	4,968	4,847
Selling, general administrative, and other expenses	241	277	251
Research and development expenses	43	56	45
Provision for depreciation, depletion, and amortization	369	362	361
Restructuring and other charges	10	60	7
Interest expense	123	120	115
Other income, net	(16)	(345)	(27)

Total costs and expenses	5,868	5,498	5,599

Income before income taxes	138	400	234
Provision for income taxes	39	143	64

Net income	99	257	170

Less: Net income attributable to noncontrolling interests	5	15	21

NET INCOME ATTRIBUTABLE TO ALCOA	$94	$242	$149

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Net income	$0.09	$0.23	$0.14
Average number of shares	1,065,810,615	1,067,197,166	1,068,814,403

Diluted:
Net income	$0.09	$0.21	$0.13
Average number of shares	1,164,213,063	1,167,549,803	1,168,961,421

Common stock outstanding at the end of the period	1,066,594,279	1,067,211,953	1,069,377,561

Shipments of aluminum products (metric tons)	1,295,000	1,280,000	1,224,000

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2012	March 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$1,861	$1,555
Receivables from customers, less allowances of $39 in 2012 and $35 in 2013	1,399	1,680
Other receivables	340	338
Inventories	2,825	2,982
Prepaid expenses and other current assets	1,275	1,213

Total current assets	7,700	7,768

Properties, plants, and equipment	38,137	38,378
Less: accumulated depreciation, depletion, and amortization	19,190	19,422

Properties, plants, and equipment, net	18,947	18,956

Goodwill	5,170	5,123
Investments	1,860	1,862
Deferred income taxes	3,790	3,717
Other noncurrent assets	2,712	2,680

Total assets	$40,179	$40,106

LIABILITIES
Current liabilities:
Short-term borrowings	$53	$51
Commercial paper	—	104
Accounts payable, trade	2,702	2,860
Accrued compensation and retirement costs	1,058	932
Taxes, including income taxes	366	438
Other current liabilities	1,298	1,090
Long-term debt due within one year	465	1,025

Total current liabilities	5,942	6,500

Long-term debt, less amount due within one year	8,311	7,745
Accrued pension benefits	3,722	3,626
Accrued other postretirement benefits	2,603	2,578
Other noncurrent liabilities and deferred credits	3,078	2,883

Total liabilities	23,656	23,332

EQUITY
Alcoa shareholders’ equity:
Preferred stock	55	55
Common stock	1,178	1,178
Additional capital	7,560	7,508
Retained earnings	11,689	11,805
Treasury stock, at cost	(3,881)	(3,816)
Accumulated other comprehensive loss	(3,402)	(3,309)

Total Alcoa shareholders’ equity	13,199	13,421

Noncontrolling interests	3,324	3,353

Total equity	16,523	16,774

Total liabilities and equity	$40,179	$40,106

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Three months ended March 31,
	2012	2013
CASH FROM OPERATIONS
Net income	$99	$170
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	369	361
Deferred income taxes	(100)	(13)
Equity (income) loss, net of dividends	(8)	13
Restructuring and other charges	10	7
Net loss (gain) from investing activities – asset sales	2	(5)
Stock-based compensation	19	23
Excess tax benefits from stock-based payment arrangements	(1)	—
Other	19	—
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(139)	(321)
(Increase) in inventories	(153)	(182)
(Increase) decrease in prepaid expenses and other current assets	(11)	25
Increase in accounts payable, trade	3	180
(Decrease) in accrued expenses	(236)	(372)
Increase in taxes, including income taxes	57	61
Pension contributions	(213)	(83)
(Increase) in noncurrent assets	(39)	(26)
Increase in noncurrent liabilities	88	92
(Increase) in net assets held for sale	(2)	—

CASH USED FOR OPERATIONS	(236)	(70)

FINANCING ACTIVITIES
Net change in short-term borrowings (original maturities of three months or less)	(10)	—
Net change in commercial paper	51	104
Additions to debt (original maturities greater than three months)	730	625
Debt issuance costs	(3)	—
Payments on debt (original maturities greater than three months)	(414)	(639)
Proceeds from exercise of employee stock options	8	—
Excess tax benefits from stock-based payment arrangements	1	—
Dividends paid to shareholders	(33)	(33)
Distributions to noncontrolling interests	(26)	(25)
Contributions from noncontrolling interests	90	15

CASH PROVIDED FROM FINANCING ACTIVITIES	394	47

INVESTING ACTIVITIES
Capital expenditures	(270)	(235)
Proceeds from the sale of assets and businesses	11	2
Additions to investments	(104)	(121)
Sales of investments	11	—
Net change in restricted cash	(9)	59
Other	11	10

CASH USED FOR INVESTING ACTIVITIES	(350)	(285)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	2	2

Net change in cash and cash equivalents	(190)	(306)
Cash and cash equivalents at beginning of year	1,939	1,861

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,749	$1,555

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	1Q12	2Q12	3Q12	4Q12	2012	1Q13
Alumina:
Alumina production (kmt)	4,153	4,033	4,077	4,079	16,342	3,994
Third-party alumina shipments (kmt)	2,293	2,194	2,368	2,440	9,295	2,457
Third-party sales	$775	$750	$764	$803	$3,092	$826
Intersegment sales	$617	$576	$575	$542	$2,310	$595
Equity income	$1	$1	$2	$1	$5	$1
Depreciation, depletion, and amortization	$114	$114	$120	$107	$455	$109
Income taxes	$(1)	$(6)	$(22)	$2	$(27)	$14
After-tax operating income (ATOI)	$35	$23	$(9)	$41	$90	$58

Primary Metals:
Aluminum production (kmt)	951	941	938	912	3,742	891
Third-party aluminum shipments (kmt)	771	749	768	768	3,056	705
Alcoa’s average realized price per metric ton of aluminum	$2,433	$2,329	$2,222	$2,325	$2,327	$2,398
Third-party sales	$1,944	$1,804	$1,794	$1,890	$7,432	$1,758
Intersegment sales	$761	$782	$691	$643	$2,877	$727
Equity loss	$(2)	$(9)	$(5)	$(11)	$(27)	$(9)
Depreciation, depletion, and amortization	$135	$133	$130	$134	$532	$135
Income taxes	$(13)	$(19)	$(19)	$157	$106	$1
ATOI	$10	$(3)	$(14)	$316	$309	$39

Global Rolled Products:
Third-party aluminum shipments (kmt)	452	484	483	448	1,867	450
Third-party sales	$1,845	$1,913	$1,849	$1,771	$7,378	$1,779
Intersegment sales	$44	$44	$42	$33	$163	$51
Equity loss	$(1)	$(2)	$(1)	$(2)	$(6)	$(4)
Depreciation, depletion, and amortization	$57	$57	$57	$58	$229	$57
Income taxes*	$51	$34	$39	$35	$159	$39
ATOI*	$102	$78	$89	$77	$346	$81

Engineered Products and Solutions:
Third-party aluminum shipments (kmt)	58	59	53	52	222	55
Third-party sales	$1,390	$1,420	$1,367	$1,348	$5,525	$1,423
Depreciation, depletion, and amortization	$40	$39	$39	$40	$158	$40
Income taxes*	$73	$76	$77	$71	$297	$84
ATOI*	$157	$157	$158	$140	$612	$173

Reconciliation of ATOI to consolidated net income (loss) attributable to Alcoa:
Total segment ATOI*	$304	$255	$224	$574	$1,357	$351
Unallocated amounts (net of tax):
Impact of LIFO	–	19	(7)	8	20	(2)
Interest expense	(80)	(80)	(81)	(78)	(319)	(75)
Noncontrolling interests	(5)	17	32	(15)	29	(21)
Corporate expense	(64)	(69)	(62)	(87)	(282)	(67)
Restructuring and other charges	(7)	(10)	(2)	(56)	(75)	(5)
Other*	(54)	(134)	(247)	(104)	(539)	(32)

Consolidated net income (loss) attributable to Alcoa	$94	$(2)	$(143)	$242	$191	$149

The difference between certain segment totals and consolidated amounts is in Corporate.

*	On January 1, 2013, management revised the inventory-costing method used by certain locations within the Global Rolled Products and Engineered Products and Solutions segments in order to improve internal consistency and enhance industry comparability. This revision does not impact the consolidated results of Alcoa. Segment information for all prior periods presented was revised to reflect this change.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(dollars in millions)

Adjusted EBITDA Margin	Quarter ended
	March 31, 2012	December 31, 2012	March 31, 2013
Net income attributable to Alcoa	$94	$242	$149

Add:
Net income attributable to noncontrolling interests	5	15	21
Provision for income taxes	39	143	64
Other income, net	(16)	(345)	(27)
Interest expense	123	120	115
Restructuring and other charges	10	60	7
Provision for depreciation, depletion, and amortization	369	362	361

Adjusted EBITDA	$624	$597	$690

Sales	$6,006	$5,898	$5,833

Adjusted EBITDA Margin	10.4%	10.1%	11.8%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Free Cash Flow	Quarter ended
	March 31, 2012	December 31, 2012	March 31, 2013
Cash from operations	$(236)	$933	$(70)

Capital expenditures	(270)	(398)	(235)

Free cash flow	$(506)	$535	$(305)

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per-share amounts)

	Income			Diluted EPS
	Quarter ended			Quarter ended
Adjusted Income	March 31, 2012	December 31, 2012	March 31, 2013	March 31, 2012	December 31, 2012	March 31, 2013
Net income attributable to Alcoa	$94	$242	$149	$0.09	$0.21	$0.13
Restructuring and other charges	7	54	5
Discrete tax items*	—	(58)	(19)
Other special items**	4	(174)	(14)

Net income attributable to Alcoa – as adjusted	$105	$64	$121	0.10	0.06	0.11

Net income attributable to Alcoa – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income attributable to Alcoa determined under GAAP as well as Net income attributable to Alcoa – as adjusted.

*	Discrete tax items include the following:

•

for the quarter ended March 31, 2013, a benefit related to the reinstatement under the American Taxpayer Relief Act of 2012 of two tax provisions that will be applied in 2013 to Alcoa’s U.S income tax return for calendar year 2012 ($19); and

•

for the quarter ended December 31, 2012, a benefit related to the interim period treatment of losses in jurisdictions for which no tax benefit was recognized during the nine months ended September 30, 2012 ($39); a benefit for a change in the legal structure of an investment ($13); and a net benefit for other miscellaneous items ($6).

**	Other special items include the following:

•

for the quarter ended March 31, 2013, a net favorable change in certain mark-to-market energy derivative contracts ($9) and a net insurance recovery related to the March 2012 cast house fire at the Massena, NY location ($5);

•

for the quarter ended December 31, 2012, a gain on the sale of the Tapoco Hydroelectric Project ($161: $275 is included in the Primary Metals segment and $(114) is included in Corporate); a net favorable change in certain mark-to-market energy derivative contracts ($12); interest income on an escrow deposit ($8); and uninsured losses related to fire damage to the cast house at the Massena, NY location ($7); and

•	for the quarter ended March 31, 2012, a net unfavorable change in certain mark-to-market energy derivative contracts.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions)

Days Working Capital	Quarter ended
	March 31, 2012	December 31, 2012	March 31, 2013
Receivables from customers, less allowances	$1,526	$1,399	$1,680
Add: Deferred purchase price receivable*	254	18	14

Receivables from customers, less allowances, as adjusted	1,780	1,417	1,694
Add: Inventories	3,097	2,825	2,982
Less: Accounts payable, trade	2,734	2,702	2,860

Working Capital	$2,143	$1,540	$1,816

Sales	$6,006	$5,898	$5,833

Days Working Capital	32	24	28

Days Working Capital = Working Capital divided by (Sales/number of days in the quarter).

*	The deferred purchase price receivable relates to an arrangement to sell certain customer receivables to a financial institution on a recurring basis. Alcoa is adding back this receivable for the purposes of the Days Working Capital calculation.

Net Debt-to-Capital	March 31, 2013
	Debt-to- Capital	Cash and Cash Equivalents	Net Debt-to- Capital
Total Debt
Short-term borrowings	$51
Commercial paper	104
Long-term debt due within one year	1,025
Long-term debt, less amount due within one year	7,745

Numerator	$8,925	$1,555	$7,370

Total Capital
Total debt	$8,925
Total equity	16,774

Denominator	$25,699	$1,555	$24,144

Ratio	34.7%		30.5%

Net debt-to-capital is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa’s leverage position after factoring in available cash that could be used to repay outstanding debt.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per metric ton amounts)

Segment Measures	Alumina			Primary Metals
Adjusted EBITDA	Quarter ended
	March 31, 2012	December 31, 2012	March 31, 2013	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013
After-tax operating income (ATOI)	$35	$41	$58	$10	$(3)	$(14)	$316	$39

Add:
Depreciation, depletion, and amortization	114	107	109	135	133	130	134	135
Equity (income) loss	(1)	(1)	(1)	2	9	5	11	9
Income taxes	(1)	2	14	(13)	(19)	(19)	157	1
Other	—	(4)	(3)	—	(1)	2	(423)	(1)

Adjusted EBITDA	$147	$145	$177	$134	$119	$104	$195	$183

Production (thousand metric tons) (kmt)	4,153	4,079	3,994	951	941	938	912	891

Adjusted EBITDA / Production ($ per metric ton)	$35	$36	$44	$141	$126	$111	$214	$205

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per metric ton amounts)

Segment Measures	Global Rolled Products*			Engineered Products and Solutions*
Adjusted EBITDA	Quarter ended
	March 31, 2012	December 31, 2012	March 31, 2013	March 31, 2012	December 31, 2012	March 31, 2013
After-tax operating income (ATOI)	$102	$77	$81	$157	$140	$173

Add:
Depreciation, depletion, and amortization	57	58	57	40	40	40
Equity loss	1	2	4	—	—	—
Income taxes	51	35	39	73	71	84
Other	—	—	(1)	—	(9)	—

Adjusted EBITDA	$211	$172	$180	$270	$242	$297

Total shipments (thousand metric tons) (kmt)	472	465	468

Adjusted EBITDA/Total shipments ($ per metric ton)	$447	$370	$385

Third-party sales				$1,390	$1,348	$1,423

Adjusted EBITDA Margin				19%	18%	21%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

*	On January 1, 2013, management revised the inventory-costing method used by certain locations within the Global Rolled Products and Engineered Products and Solutions segments in order to improve internal consistency and enhance industry comparability. This revision does not impact the consolidated results of Alcoa. Segment information for all prior periods presented was revised to reflect this change.